Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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CITADEL BROADCASTING CORPORATION, et al.,	)	Case No. 09-17442 (BRL)
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Debtors.	)	Jointly Administered
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FINDINGS OF FACT, CONCLUSIONS OF

LAW AND ORDER CONFIRMING THE SECOND

MODIFIED JOINT PLAN OF REORGANIZATION OF

CITADEL BROADCASTING CORPORATION AND ITS DEBTOR

AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated May 10, 2010, a copy of which is annexed hereto as Exhibit 1 and incorporated herein by reference (the “Plan”),1 having been filed with the Court by Citadel Broadcasting Corporation (“Citadel”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”);2 and the Court having entered an order, dated March 15, 2010 (the “Disclosure Statement Order”) [Docket No. 204], after due notice and a hearing pursuant to sections 105, 502, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 2002, 3003, 3017 and 3018: (i) approving the Debtors’ Disclosure Statement, dated March 15, 2010, including all exhibits annexed thereto (as modified, the “Disclosure Statement”); (ii) establishing a record date for voting on the Plan; (iii) approving solicitation procedures for distribution thereof; (iv) approving the forms of ballots and establishing voting procedures; (v) establishing procedures for voting on the Plan; and (vi) scheduling a hearing (the “Confirmation Hearing”) and establishing notice and objection procedures in respect of Confirmation of the Plan; and the Disclosure Statement having been transmitted to all Holders of Claims in Classes 3 and 4 (together, the “Voting Classes”) as provided for in the Disclosure Statement Order;3 and the exhibits to the Plan Supplement having been filed on April 23, 2010 [Docket No. 292] and amended thereafter on May 8, 2010 [Docket No. 332]; and the Confirmation Hearing having been held before the Court on May 12, 2010, and continued and completed on May 17, 2010 [Docket No. 364], after due notice to Holders of Claims and Interests and all other parties in interest in accordance with the Disclosure Statement, the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the Joint Pre-Trial Order, dated May 11, 2010 [Docket No. 353]; and upon all of the proceedings had before the Court; and after full consideration of: (i) the objections to the Plan, including the objections of Aurelius Capital Partners, LP, Aurelius Capital Master, Ltd., and Aurelius Convergence Master, Ltd.(collectively, “Aurelius”) [Docket Nos. 289 and 324] (the “Aurelius Objection”) and the Joinder of Virtus Capital LLC and Kenneth S. Grossman Pension Plan (collectively with Aurelius, the “Objectors”) [Docket No. 325] (the “Virtus/Grossman Joinder”);4 (ii) the Debtors’ response to the Aurelius Objection [Docket No. 345]; (iii) the Memorandum of Law in Support of Confirmation of the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated May 10, 2010 [Docket No. 346]; (iv) the Affidavit of Christopher R. Schepper With Respect to the Tabulation of Votes With Respect to the First Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 331] (the “Vote Certification”), and the testimony contained therein; (v) the Declaration of Farid Suleman in Support of Confirmation of the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 339] (the “Suleman Declaration,” which was admitted into evidence as Objectors’ Exhibit 59) and Mr. Suleman’s testimony presented to the Court; (vi) Mr. Louis G. Zachary, Jr.’s testimony presented to the Court; (vii) the Declaration of Michael D. Kang in Support of Confirmation of the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 341] and Mr. Kang’s testimony presented to the Court; (viii) the testimony of Randy Taylor, the Debtors’ chief financial officer; (ix) the deposition testimony of Daniel Gropper; (x) the testimony of Christopher Ensley; (xi) the testimony of Steven Gidumal; (xii) JPMorgan Chase Bank, N.A.’s Memorandum of Law in Support of Confirmation of the Debtors’ First Modified Joint Plan of Reorganization [Docket No. 344]; and (xiii) all other evidence proffered or adduced at the Confirmation Hearing, including all exhibits submitted into the record, as well as oral arguments of counsel made in connection therewith; and after due deliberation and sufficient cause appearing therefor,

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The Joint Plan of Reorganization of Citadel Broadcasting and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code was filed on February 3, 2010 [Docket No. 110]; the First Modified Joint Plan of Reorganization of Citadel Broadcasting and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code was filed on March 15, 2010 [Docket No. 198].

[2]

The Debtors in these chapter 11 cases are: Alphabet Acquisition Corp.; Atlanta Radio, LLC; Aviation I, LLC; Chicago FM Radio Assets, LLC; Chicago License, LLC; Chicago Radio Assets, LLC; Chicago Radio Holding, LLC; Chicago Radio, LLC; Citadel Broadcasting Company; Citadel Broadcasting Corporation; DC Radio Assets, LLC; DC Radio, LLC; Detroit Radio, LLC; International Radio, Inc.; KLOS Radio, LLC; KLOS Syndications Assets, LLC; KLOS-FM Radio Assets, LLC; LA License, LLC; LA Radio, LLC; Minneapolis Radio Assets, LLC; Minneapolis Radio, LLC; Network License, LLC; NY License, LLC; NY Radio Assets, LLC; NY Radio, LLC; Oklahoma Radio Partners, LLC; Radio Assets, LLC; Radio License Holding I, LLC; Radio License Holding II, LLC; Radio License Holding III, LLC; Radio License Holding IV, LLC; Radio License Holding V, LLC; Radio License Holding VI, LLC; Radio License Holding VII, LLC; Radio License Holding VIII, LLC; Radio License Holding IX, LLC; Radio License Holding X, LLC; Radio License Holding XI, LLC; Radio License Holding XII, LLC; Radio Networks, LLC; Radio Today Entertainment, Inc.; Radio Watermark, Inc.; San Francisco Radio Assets, LLC; San Francisco Radio, LLC; SF License, LLC; WBAP-KSCS Acquisition Partner, LLC; WBAP-KSCS Assets, LLC; WBAP-KSCS Radio Acquisition, LLC; WBAP-KSCS Radio Group, Ltd.; WPLJ Radio, LLC.

[3]

See Affidavit of Service [Docket No. 205]; Affidavit of Service of Jade P. Hwa [Docket No. 241]; Affidavit of Service of Isidro N. Panizales [Docket No. 267] (collectively, the “Solicitation Affidavits”).

[4]

As reflected in the Response (as defined herein), before the Confirmation Hearing, three other objections to the Plan, those filed by the State of Michigan, Department of Treasury [Docket No. 287], Oak Ridge FM. Inc. [Docket No. 312] and 60 Monroe Center, LLC [Docket No. 318], were subsequently resolved and/or withdrawn. See Docket No. 310.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

I. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a))

1. The Court has jurisdiction over the Chapter 11 Cases in accordance with 28 U.S.C. §§ 157 and 1334. Confirmation of the Plan is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2) and the Court has jurisdiction to enter a final order with respect thereto. Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

II. Eligibility for Relief

2. The Debtors were and are Entities eligible for relief under section 109 of the Bankruptcy Code. The Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

III. Commencement and Joint Administration of the Chapter 11 Cases

3. On the Petition Date, each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 21]. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

IV. Judicial Notice

4. The Court takes judicial notice of the main case docket of these Chapter 11 Cases maintained by the Clerk of the Court [Case No. 09-17442 (BRL)], including, without limitation, all pleadings and other documents filed and orders entered thereon. The Court also takes judicial notice of all evidence proffered or adduced and all arguments made at the hearings held before the Court during the pendency of these Chapter 11 Cases.

V. Burden of Proof

5. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

VI. Transmittal and Mailing of Materials; Notice

6. As evidenced by the Vote Certification, the Solicitation Affidavits and Disclosure Statement Order, due, adequate and sufficient notice of the Disclosure Statement, Plan, Plan Supplement and Confirmation Hearing, together with all deadlines for objecting to and voting to accept or reject the Plan, has been given to: (a) the U.S. Trustee; (b) counsel to the Committee; (c) counsel to the Senior Agent; (d) the Internal Revenue Service; (e) the Securities and Exchange Commission; (f) the Federal Communications Commission; (g) any persons who have filed a request for notice on the Chapter 11 Cases pursuant to Bankruptcy Rule 2002; (h) the Office of the Attorney General in all of the states in which the Debtors operate; and (i) all landlords and other parties to Executory Contracts and/or Unexpired Leases which are either to be assumed or rejected pursuant to the Plan, in substantial compliance with the Disclosure Statement Order and Bankruptcy Rules 2002(b), 3017 and 3020(b), and no other or further notice is or shall be required. Adequate and sufficient notice of the Confirmation Hearing and other dates and hearings described in the Disclosure Statement Order was provided in compliance with the Bankruptcy Rules and Disclosure Statement Order, and no other or further notice is or shall be required.

7. The Debtors published the Confirmation Hearing Notice in the USA Today and The Wall Street Journal in substantial compliance with the Disclosure Statement Order and Bankruptcy Rule 2002(l), as evidenced by the Affidavit of Publication of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan in USA Today [Docket No. 282] and the Affidavit of Publication of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan in Wall Street Journal [Docket No. 283].

VII. Solicitation

8. Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations. Specifically, the solicitation materials approved by the Bankruptcy Court in the Disclosure Statement Order (including, without limitation, the Disclosure Statement, Plan, Ballots and Disclosure Statement Order) were transmitted to and served on all Holders of Claims or Interests in the Voting Classes, as well as to other parties in interest in the Chapter 11 Cases, in compliance with section 1125 of the Bankruptcy Code, the Disclosure Statement Order and the Bankruptcy Rules.5 Such transmittal and service were adequate and sufficient, and no further notice is or shall be required. In addition, Holders of Claims and Interests not entitled to vote to accept or reject the Plan pursuant to sections 1126(f) or 1126(g) of the Bankruptcy Code were provided with a notice of non-voting status in lieu of a solicitation package, the form of which was approved by the Court as part of the Disclosure Statement Order. The Debtors were excused from mailing solicitation materials to those Entities to whom the Debtors mailed a notice regarding the Disclosure Statement Hearing and received a notice from the United States Postal Service or other carrier that such notice was undeliverable unless such Entity provided the Debtors, through the Notice and Claims Agent, an accurate address before the date the Debtors commenced solicitation. If an Entity changed its mailing address after the Petition Date, the burden was on such Entity, not the Debtors, to advise the Debtors and the Notice and Claims Agent of the new address. All procedures used to distribute solicitation materials to Holders of Claims and Interests were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations.

[5]	See Solicitation Affidavits.

9. On March 30, 2010, approximately two weeks after the disclosure statement was approved, Aurelius began purchasing shares of stock in Citadel, ultimately acquiring a minority stock position. See Verified Statement of Dechert LLP Pursuant to Bankruptcy Rule 2019, Docket No. 358.

VIII. Vote Certification

10. Before the Confirmation Hearing, the Debtors filed the Vote Certification. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations.

11. As evidenced by the Vote Certification, both Classes of Claims entitled to vote on the Plan, Class 3 (Secured Senior Claims) and Class 4 (General Unsecured Claims), voted to accept the Plan.

IX. Plan Supplement

12. On April 23, 2010, the Debtors filed certain exhibits to the Plan Supplement, including the: (a) list of the New Board of Reorganized Citadel and the board of directors of the other Reorganized Debtors; (b) list of Executory Contracts and Unexpired Leases to be rejected; (c) list of Executory Contracts and Unexpired Leases to be assumed; (d) list of retained Causes of Action; (e) the New Term Loan; (f) the New Certificates of Incorporation; (g) the Radio License Holding CBC, LLC Agreement; (h) the New By-Laws; (i) the Warrant Agreement; and (j) the Restructuring Transactions Notices [Docket No. 292]. On May 8, 2010, the Debtors filed an amendment to the Plan Supplement, which included the New Employment Agreements and the Equity Incentive Program [Docket No. 322]. On May 11, 2010, the Debtors filed the second amendment to the Plan Supplement, which included modified lists of Executory Contracts and Unexpired Leases to be assumed and rejected [Docket No. 357]. All materials included in the Plan Supplement and the amendments thereto are integral to, part of and incorporated by reference into the Plan. The Plan Supplement and the amendments thereto comply with the terms of the Plan, and the filing and notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules and no other or further notice is necessary. The Debtors reserve their right to alter, amend, update or modify the Plan Supplement before the Effective Date to be consistent with the Plan.

X. Modifications to the Plan

13. Subsequent to March 22, 2010 (the “Solicitation Date”), the Debtors made certain non-material modifications to the Plan. All modifications to the Plan since the entry of the Disclosure Statement Order are consistent with all of the provisions of the Bankruptcy Code, including, but not limited to, sections 1122, 1123, 1125 and 1127 of the Bankruptcy Code, including any modifications disclosed on the record at the Confirmation Hearing. Except as provided for by law, contract or prior order of the Bankruptcy Court, none of the modifications made since the commencement of solicitation adversely affects the treatment of any Holder of a Claim or Interest under the Plan. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a), none of the modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code.

14. The filing of the Plan as modified and the disclosure of the Plan modifications on the record at or prior to the Confirmation Hearing constitute due and sufficient notice of any and all of such modifications.

15. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan modifications. No Holder of a Claim shall be permitted to change its vote as a consequence of the Plan modifications, unless otherwise agreed to by the Holder of the Claim and the Debtors. All modifications to the Plan made after the Solicitation Date are hereby approved, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Plan as modified shall constitute the Plan submitted for Confirmation.

XI. Bankruptcy Rule 3016

16. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

XII. The Revised Projections and Updated Valuation Analysis

17. For the reasons stated on the record at the Confirmation Hearing on May 17, 2010, the Court finds that Mr. Suleman and Mr. Taylor were credible and that Citadel’s revised projections (attached as Exhibit A to the Suleman Declaration) were (a) prepared by management; (b) took into account anticipated events and expectations; (c) prepared in a reasonable manner; (d) based on supportable assumptions about growth and performance; and (e) contained logically consistent computations. There is no basis to replace management’s informed judgments with those of Mr. Ensley. See In re Iridium Operating LLC, 373 B.R. 283, 347–48 (Bankr. S.D.N.Y. 2007).

18. The Court finds that Mr. Zachary of Lazard Frères & Co., LLC was credible and that the value of the Debtors is $2.040 billion, representing the midpoint of the credible and reliable testimony of Mr. Zachary, Citadel’s financial advisor and investment banker.

19. With respect to the Objectors’ other proffered expert, Professor Gregg Jarrell, the Court finds that the Objectors did not carry their burden of establishing that Professor Jarrell was qualified to opine on the valuation of a radio broadcasting company, as opposed to general valuation principles, and thus that there was no “nexus between his credentials and the subject matter of his testimony.” In re Worldcom, Inc., 371 B.R. 33, 42 (Bankr. S.D.N.Y. 2007). As such, Professor Jarrell’s proposed testimony would not have assisted the Court as the trier of fact to determine a fact in issue, as required by Federal Rule of Evidence 702 and Daubert v. Merrell Dow Pharmaceuticals, Inc., 509 U.S. 579, 113 S.Ct. 2786 (1993). Accordingly, the Court rejected the Objectors’ motion to qualify Professor Jarrell as a valuation expert to provide opinions concerning the valuation of Citadel or his critique of the Debtors’ expert’s analysis or opinion. The Court rejected the Objectors’ request to make an offer of proof of Professor Jarrell’s testimony and excluded it in its entirety.

20. The Court did not find the testimony of Mr. Gidumal of Virtus Capital LLC to be persuasive, and concludes that the Objectors did not put forth sufficient evidence to rebut the Debtors’ projections or valuation.

21. Accordingly, the Court finds that the enterprise value of the Debtors demonstrates that equity is out of the money and the Plan satisfies the absolute priority rule.

XIII. Compliance with the Requirements of Section 1129 of the Bankruptcy Code

22. The Plan complies with all applicable provisions of section 1129(a) of the Bankruptcy Code as follows.

(a)	Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

(i)	Section 1122 and 1123(a)(1) — Proper Classification.

23. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into eight Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims and Priority Tax Claims, which are addressed in Article II of the Plan and which are required not to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

24. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Section 1123(a)(2) — Specification of Unimpaired Classes.

25. Article III of the Plan specifies that Claims in Classes 1, 2, 6 and 7 are Unimpaired under the Plan. Additionally, Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although these Claims are not classified under the Plan. As a result thereof, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

(iii)	Section 1123(a)(3) — Specification of Treatment of Impaired Classes.

26. Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 3, 4, 5 and 8. As a result thereof, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

(iv)	Section 1123(a)(4) — No Discrimination.

27. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. As a result thereof, the requirements of section 1123(a)(4) of the Bankruptcy Code have been satisfied.

(v)	Section 1123(a)(5) — Implementation of the Plan.

28. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and various other provisions of the Plan specifically provide in detail adequate and proper means for the Plan’s implementation. Among other things, Article V of the Plan: (a) allows for the issuance of New Common Stock and Special Warrants; (b) provides for entry into the New Term Loan; (c) provides for the process with respect to the submission of FCC Applications and seeking approval thereof; (d) allows each Debtor to exist after the Effective Date as a separate corporate entity; (e) allows for all property and Causes of Action to vest in each Debtor after the Effective Date; (f) allows for the cancellation of the Senior Credit Agreement, Swap Agreements, 1.875% Subordinated Notes Indenture and 8% Subordinated Notes Indenture on the Effective Date, except as otherwise provided in the Plan; (g) provides for the Debtors to enter into the Restructuring Transactions and to take any actions as may be necessary and appropriate to effect such transactions; (h) contemplates the entry into, and filing of, the New Certificates of Incorporation and New By-Laws; (i) allows for the selection of the members of the New Board and the board of directors of the subsidiaries of the Reorganized Debtors; (j) allows the members of the boards of directors and officers to issue, execute, deliver, file or record effectuating documents; (k) provides for the continuation of employment and certain employee benefit programs after the Effective Date; (l) allows for the approval and implementation of the Equity Incentive Program; and (m) allows for the Reorganized Debtors to obtain reasonably sufficient tail coverage under directors and officers’ liability insurance policies. As a result thereof, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.

(vi)	Section 1123(a)(6) — Voting Power of Equity Securities.

29. The New Certificate of Incorporation for Reorganized Citadel contained in the Plan Supplement prohibits the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code. As a result thereof, the requirements of section 1123(a)(6) of the Bankruptcy Code have been satisfied.

(vii)	Section 1123(a)(7) — Selection of Officers and Directors.

30. Article V of the Plan describes the manner of selection of directors and officers of the Reorganized Debtors. In addition, to the extent known and determined, the identities and affiliations of any and all persons proposed to serve as a director or officer were disclosed at or before the Confirmation Hearing, in compliance with applicable law. The selection of the initial directors and officers of the Reorganized Debtors was consistent with the interests of Holders of Claims and public policy. As a result thereof, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.

(viii)	Section 1123(b) — Discretionary Contents of the Plan.

31. The Plan contains various provisions that may be construed as discretionary but are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code. As a result thereof, the requirements of section 1123(b) of the Bankruptcy Code have been satisfied.

(A)	Section 1123(b)(1)-(2) — Claims and Interests; Executory Contracts and Unexpired Leases.

32. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, respectively, Article III of the Plan impairs or leaves Unimpaired, as the case may be, each Class of Claims and Interests, and Article VI of the Plan provides for the assumption, assumption and assignment or rejection of the Executory Contracts and Unexpired Leases of the Debtors not previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court; provided, however, that subject to the limitations set forth in the Plan, the Debtors shall be authorized to alter, amend or supplement the list of “Assumed Executory Contracts and Unexpired Leases” and the list of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement until and including the Effective Date.

(B)	Section 1123(b)(3) — Release, Exculpation, Non-Debtor Release, Injunction and Preservation of Claims Provisions

33. Compromise and Settlement. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of such Allowed Claim. The compromise and settlement of such Claims and Interests embodied in the Plan is in the best interests of the Debtors, their Estates and all Holders of Claims, and is fair, equitable and reasonable. Entry into the global settlement as between the Debtors, the Senior Agent and the Committee is a reasonable exercise of the Debtors’ business judgment. The settlement is the product of extensive arm’s-length negotiations. Therefore, the global settlement is fair and equitable and in the best interest of the Debtors’ estates and is approved pursuant to Bankruptcy Rule 9019.

34. Releases by the Debtors. The releases and discharges of Claims and Causes of Action by the Debtors and Reorganized Debtors described in Article IX.B of the Plan (the “Debtor Releases”) are a necessary and important aspect of the Plan. The Debtor Releases are based on sound business judgment and are reasonable and acceptable pursuant to the standards that courts in this district generally apply.

35. Exculpation. The Exculpation described in Article IX.E of the Plan is appropriate under applicable law because it is part of a Plan proposed in good faith, was vital to the Plan formulation process and is appropriately limited in scope. The Exculpation provision, including its carve-out for gross negligence and willful misconduct, is entirely consistent with established practice in this jurisdiction and others.

36. Non-Debtor Releases by Holders of Claims and Interests. The releases of Claims and Causes of Action by Holders of Claims and Interests described in Article IX.C of the Plan (the “Non-Debtor Releases”) are important to the success of the Plan. The Non-Debtor Releases are designed to provide finality for the Debtors, the Reorganized Debtors and the Released Parties regarding the parties’ respective obligations under the Plan. The Ballots sent to all Holders of Impaired Claims entitled to vote, as well as the Confirmation Hearing Notice, unambiguously provided in CAPITAL letters that the Non-Debtor Releases were contained in the Plan. Further, the Ballots sent to all Holders of Impaired Claims entitled to vote provided as follows:

PLEASE BE ADVISED THAT THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. THESE PROVISIONS ARE FOUND IN ARTICLE IX OF THE PLAN. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN, INCLUDING THE RELEASE, EXCULPATION AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

37. Thus, Holders of Claims were given due and adequate notice of the Non-Debtor Releases by voting to accept the Plan. Further, the unusual circumstances of these chapter 11 cases support the Non-Debtor Releases.

38. Injunction. The injunction provisions set forth in Article IX.G of the Plan are necessary to preserve and enforce the release, exculpation and non-debtor release provisions set forth in Article IX of the Plan and are narrowly tailored to achieve that purpose.

39. Thus, each of the Debtor Releases, Exculpation and Non-Debtor Releases and injunction provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their Estates and the Holders of Claims; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; and (f) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the release, exculpation, non-debtor release and injunction provisions contained in Article IX of the Plan.

40. Preservation of Rights of Action. Article V.X of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates and Holders of Claims.

(b)	Section 1129(a)(2) — Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code

41. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including sections 1123, 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019. The Debtors satisfy the adequate information standard under section 1125 and are not required to re-solicit votes on the Plan in light of the revised financial projections (attached as Exhibit A to the Suleman Declaration) or the updated valuation analysis (Debtors’ Exhibit 1). As a result thereof, the requirements of section 1129(a)(2) of the Bankruptcy Code have been satisfied.

42. The Debtors and their members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates and representatives as of or after the Petition Date did not solicit the acceptance or rejection of the Plan by any Holders of Claims or Interests after the Petition Date and prior to the approval and transmission of the Disclosure Statement. Votes to accept or reject the Plan were only solicited after the Petition Date by the Debtors and certain of the Debtors’ agents after disclosure to Holders of Claims and Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.

43. The Debtors and their members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates and representatives as of or after the Petition Date have solicited acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws and regulations and have participated in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws and regulations in the issuance and distribution of the Plan Securities and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the release, exculpation, non-debtor release and injunction provisions set forth in Article IX of the Plan.

44. The Debtors, the Committee and the members thereof, in each case, in their capacity as such, the Senior Agent and all of the respective members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates, management companies, fund advisors, managed accounts or funds and representatives of each of the foregoing Entities (in each case in his, her, or its capacity as such) as of or after the Petition Date have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(i)	Section 1129(a)(3) — Proposal of Plan in Good Faith

45. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself and the process leading to its formulation. The good faith of each of the Entities who negotiated the Plan is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement and the hearing thereon and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan is the product of arm’s-length negotiations between the Debtors, the Senior Agent, the Committee and the Holders of various Claims. The Plan itself, and the process leading to its formulation, provide independent evidence of the good faith of the Entities who negotiated the Plan, serve the public interest and assure fair treatment of Holders of Claims and Interests. The Debtors, the Senior Agent and the Committee negotiated the Plan (following agreement on the terms of the global settlement) with the legitimate and honest purposes of maximizing the value of the Debtors’ Estates and emerging from chapter 11 with a capital structure that will permit the Debtors to satisfy their obligations. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

(ii)	Section 1129(a)(4) — Bankruptcy Court

Approval of Certain Payments as Reasonable.

46. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with section 1129(a)(4) of the Bankruptcy Code. As a result thereof, the requirements of section 1129(a)(4) of the Bankruptcy Code have been satisfied.

(iii)	Section 1129(a)(5) — Disclosure of Identity of Proposed

Management, Compensation of Insiders and Consistency of

Management Proposals with the Interests of Creditors and Public Policy

47. The Debtors have provided, to the extent known and determined, and will provide, requisite disclosures regarding proposed directors and officers of the Reorganized Debtors following Confirmation, as and to the extent required by section 1129(a)(5) of the Bankruptcy Code. As a result thereof, the requirements of section 1129(a)(5) of the Bankruptcy Code have been satisfied.

(iv)	Section 1129(a)(6) — Approval of Rate Changes

48. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. As a result thereof, the requirements of section 1129(a)(6) of the Bankruptcy Code are not applicable to the Chapter 11 Cases.

(v)	Section 1129(a)(7) — Best Interests of Holders of Claims and Interests

49. The liquidation analysis included in the Disclosure Statement (the “Liquidation Analysis”) and the other evidence related thereto that was proffered or adduced at or prior to the Confirmation Hearing: (a) are reasonable, persuasive and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that, with respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has voted to accept the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Thus, the Plan satisfies section 1129(a)(7) of the Bankruptcy Code.

(vi)	Section 1129(a)(8) — Conclusive Presumption of Acceptance by

Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

50. Classes 1, 2, 6 and 7 are each Classes of Unimpaired Claims or Interests and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

51. Classes 3 and 4 are each Classes of Impaired Claims that have voted to accept the Plan.

52. Classes 5 and 8 are each a Class of Impaired Claims or Interests and each is deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code because Holders of Claims or Interests in these Classes are not entitled to receive or retain any property under the Plan. While the Plan does not satisfy section 1129(a)(8) of the Bankruptcy Code with respect to Classes 5 and 8, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code, as discussed below.

(vii)	Section 1129(a)(9) — Treatment of Claims Entitled

to Priority Pursuant to Section 507(a) of the Bankruptcy Code

53. Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims are Unimpaired under Articles II and III of the Plan. As a result thereof, the requirements of section 1129(a)(9) of the Bankruptcy Code with respect to such Classes have been satisfied.

(viii)	Section 1129(a)(10) — Acceptance by At Least One Impaired Class

54. As set forth in the Vote Certification, Classes 3 and 4 have voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider. As a result thereof, the requirements of section 1129(a)(10) of the Bankruptcy Code have been satisfied.

(ix)	Section 1129(a)(11) — Feasibility of the Plan

55. The evidence proffered or adduced at, or prior to, the Confirmation Hearing in connection with the feasibility of the Plan, including the revised projections of the Debtors’ financial performance for the years 2010 through 2014, attached as Exhibit A to the Suleman Declaration, is reasonable, persuasive and credible, has not been controverted by other evidence and establishes that Confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

(x)	Section 1129(a)(12) — Payment of Bankruptcy Fees

56. Article II of the Plan provides that all fees payable pursuant to section 1930 of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. As a result thereof, the requirements of section 1129(a)(12) of the Bankruptcy Code have been satisfied.

(xi)	Sections 1129(a)(13) — Retiree Benefits

57. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits at levels established pursuant to section 1114 of the Bankruptcy Code. The Debtors do not have any obligations on account of retiree benefits (as such term is used in section 1114 of the Bankruptcy Code) and, therefore, section 1129(a)(13) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases. As a result, the requirements of section 1129(a)(13) of the Bankruptcy Code have been satisfied.

(xii)	Sections 1129(a)(14), (15), and (16) — Domestic

Support Obligations; Unsecured Claims Against

Individual Debtors; Transfers by Nonprofit Organizations

58. None of the Debtors have domestic support obligations, are individuals or are nonprofit organizations. Therefore, sections 1129(a)(14), (15) and (16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

(xiii)	Section 1129(b) — Confirmation of Plan

Over Non-Acceptance of Impaired Class

59. Despite the Debtors’ inability to satisfy section 1129(a)(8) of the Bankruptcy Code, based upon the evidence proffered, adduced and presented by the Debtors at the Confirmation Hearing, or otherwise filed or on the record in these Chapter 11 Cases, including the Disclosure Statement, the exhibits thereto, the testimony of Messrs. Suleman, Zachary and Taylor and the Suleman Declaration, the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 5 and 8, as required by section 1129(b)(1) and (b)(2) of the Bankruptcy Code. Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Classes 5 and 8.

60. After entry of this Confirmation Order and upon the occurrence of the Effective Date, the Plan, including the global settlement, shall be binding upon the Holders of Claims and Interests in Classes 5 and 8.

(xiv)	Section 1129(c) — Only One Plan

61. Other than the Plan (including previous versions thereof), which Plan constitutes a separate chapter 11 plan for each of the 50 Debtors, no other plan has been filed in the Chapter 11 Cases. As a result thereof, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

(xv)	Section 1129(d) — Principal Purpose

of the Plan Is Not Avoidance of Taxes

62. No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. As a result thereof, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

XIV. Satisfaction of Confirmation Requirements

63. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

XV. Good Faith

64. The Plan has been proposed in good faith and not by any means forbidden by law, as required under section 1129(a)(3) of the Bankruptcy Code.

65. Based on the record before the Bankruptcy Court in the Chapter 11 Cases: (a) the Debtors; (b) the Senior Agent; (c) the Committee and the members thereof, in each case, in their capacity as such; and (d) all of the respective members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates, management companies, fund advisors, managed accounts or funds and representatives of each of the foregoing Entities (in each case in his, her or its capacity as such) as of or after the Petition Date have acted in good faith and will continue to act in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby; and (ii) take the actions authorized and directed by the Confirmation Order.

XVI. Disclosure: Agreements and Other Documents

66. The Debtors have disclosed all material facts regarding: (a) the adoption of the New By-Laws and the New Certificate of Incorporation, or similar constituent documents; (b) the selection of directors and officers for the Reorganized Debtors; (c) the New Term Loan; (d) the Warrant Agreement; (e) other distributions in accordance with the Plan; (f) the issuance of the Plan Securities; (g) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; and (h) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing.

XVII. Transfers by the Debtors; Vesting of Assets

67. All transfers of property of the Estates, including, but not limited to, the issuance of the Plan Securities, shall be free and clear of all Liens, charges, Claims, encumbrances and other interests, except as expressly provided in the Plan. Pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of each of the Debtors (excluding property that has been abandoned pursuant to the Plan or an order of the Bankruptcy Court) shall vest in each respective Reorganized Debtor or its successors or assigns, as the case may be, free and clear of all Liens, charges, Claims, encumbrances and other interests, except as expressly provided in the Plan. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

XVIII. Likelihood of Satisfaction of Conditions Precedent to the Effective Date

68. Each of the conditions precedent to the Effective Date, as set forth in Article X of the Plan, has been satisfied or waived in accordance with the provisions of the Plan or is reasonably likely to be satisfied or waived.

XIX. Implementation

69. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith, at arm’s length and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution, be valid, binding and enforceable documents and agreements not in conflict with any federal or state law.

XX. Implementation of Other Necessary Documents and Agreements

70. All other documents and agreements necessary to implement the Plan and all other relevant and necessary documents and agreements are in the best interests of the Debtors, the Reorganized Debtors and Holders of Claims and have been negotiated in good faith and at arm’s-length. The Debtors have exercised reasonable business judgment in determining to enter into all such documents and agreements and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements are fair and reasonable and are approved. The Debtors are authorized, without any further notice to or action, order or approval of the Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and perform their obligations thereunder.

XXI. Executory Contracts and Unexpired Leases

71. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases as set forth in Article VI of the Plan, the Plan Supplement, the Confirmation Order or otherwise. Each assumption or rejection of any Executory Contract or Unexpired Lease in accordance with Article VI of the Plan, the Plan Supplement, the Confirmation Order or otherwise, shall be legal, valid and binding upon: (a) the applicable Debtor; (b) the Reorganized Debtors (if such Executory Contract or Unexpired Lease is assumed), and (c) all non-Debtor Entities party to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption or rejection had been authorized and effectuated pursuant to a separate order of the Bankruptcy Court that was entered pursuant to section 365 of the Bankruptcy Code prior to Confirmation.

ORDER

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

72. Confirmation. The Plan and Plan Supplement (as such may be amended by the Confirmation Order or in accordance with the Plan) and each of the provisions thereof are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code as may be modified by this Confirmation Order. The documents contained in the Plan Supplement, and any amendments, modifications and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Reorganized Debtors, are authorized and approved as finalized, executed and delivered. Without any further notice to or action, order or approval of the Bankruptcy Court, the Debtors, the Reorganized Debtors and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan. As set forth in the Plan, once finalized and executed, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.

73. Objections. All objections and all reservations of rights that have not been withdrawn, waived or settled, pertaining to Confirmation of the Plan, including the Aurelius Objection and the Virtus/Grossman Joinder, are overruled on the merits in all respects. For the reasons stated on the record at the Confirmation Hearing on May 12, 2010, and concurring with the objections to standing asserted on the record by the Debtors and Senior Agent, the Court determined that Aurelius lacks standing to raise objections to the Plan other than objections to the valuation of the Reorganized Debtors and the Debtors’ satisfaction of the fair and equitable standard under section 1129(b) of the Bankruptcy Code. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.

74. Findings of Fact and Conclusions of Law. The findings of fact and the conclusions of law stated in the Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

75. The terms of the Plan, the Plan Supplement and exhibits thereto are incorporated by reference into, and are an integral part of, this Order. The terms of the Plan, the Plan Supplement, all exhibits thereto and all other relevant and necessary documents, shall be effective and binding as of the Effective Date.

76. Plan Modifications. Subsequent to filing of the Plan on March 15, 2010, the Debtors made certain non-material modifications to the Plan (the “Plan Modifications”), which are reflected in the version of the Plan annexed hereto. Except as provided for by law, contract or prior order of this Court, none of the modifications made since the commencement of solicitation adversely affects the treatment of any Claim against or Interest in any of the Debtors under the Plan. The filing with the Court of the Plan as modified by the Plan Modifications and the disclosure of the Plan Modifications on the record at the Confirmation Hearing and as set forth in the annexed Plan constitute due and sufficient notice thereof. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, none of these modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code (especially in light of previously provided disclosures), nor do they require that Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. The Plan as modified, and annexed hereto shall constitute the Plan submitted for confirmation by the Court.

77. Deemed Acceptance of Plan as Modified. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan Modifications. No Holder of a Claim shall be permitted to change its vote as a consequence of the Plan Modifications.

78. Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be approved and confirmed in its entirety.

79. Enterprise Valuation. Based on the evidence introduced at the Confirmation Hearing, the enterprise value of the Debtors is $2.040 billion.

80. Plan Classifications Controlling. The classification of Claims and Interests for purposes of distributions made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; and (c) shall not be binding on the Debtors.

81. Administrative Claims. Except as otherwise provided in Article II.A of the Plan, and except to the extent a Claim constitutes a 503(b)(9) Administrative Claim, which was required to be filed by the Bar Date, unless a request for the payment of an Administrative Claim previously was filed with the Bankruptcy Court, requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on the Reorganized Debtors, pursuant to the procedures specified in this Confirmation Order and the notice of entry of this Confirmation Order, no later than 60 days after the Effective Date. Any Holder of an Administrative Claim that is required to file and serve a request for payment of such Administrative Claim and that does not file and serve such a request within the time established by Article II.A of the Plan will be forever barred from asserting such Administrative Claim against any of the Debtors or their respective property and such Administrative Claim will be deemed discharged as of the Effective Date. Objections to such requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than 90 days after the Effective Date.

82. Assumption of AFTRA Collective Bargaining Agreements. Notwithstanding anything contained in (a) the Plan; (b) the Disclosure Statement; (c) the Notice Regarding (i) Executory Contracts and Unexpired Leases to be Assumed Pursuant to the Plan; (ii) Cure Amounts, if Any; and (iii) Related Procedures in Connection Therewith; (d) any amendments, supplements and exhibits to any of the foregoing referenced documents; and (e) any other document filed or entered in these chapter 11 cases:

•	the collective bargaining agreements as set forth on the list annexed hereto as Exhibit 2 shall be deemed assumed on the Effective Date of the Plan; and

•

on and after the Effective Date, the Debtors shall continue to pay any obligations arising out of the collective bargaining agreements as such obligations come due in the ordinary course, including, but not limited to contributions owed to the AFTRA Health & Retirement Funds, subject in all respects to the Debtors’ rights under such collective bargaining agreements.

83. Resolution of Informal Objection of Broadcast Music, Inc. Those certain executory contracts between certain of the Debtors and Broadcast Music, Inc. (“BMI”) listed on Exhibit G to the Plan Supplement shall be assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date. BMI shall have an allowed Cure Claim of $680,000, which amount shall be entitled to priority as an Administrative Claim and shall be paid to BMI in Cash on the Effective Date, or as soon as reasonably practicable thereafter, in accordance with Article II.A.1 of the Plan. Upon payment of BMI’s Cure Claim, proofs of claim numbers 417 and 952 through 981 shall be deemed withdrawn and BMI shall not be entitled to receive any other distribution under the Plan on account of any Claims against the Debtors. BMI and the Debtors mutually waive, relinquish and release each other with respect to any and all Claims or Causes of Action existing as of the Petition Date or deemed to have arisen before the Petition Date, including any Claims and Causes of Action that may be asserted under sections 502(d), 510, 542, 543, 544, 545, 547 through 552 and 553(b) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

84. Reservation of Rights With Respect to Executory Contracts and Unexpired Leases with The Walt Disney Company. Consistent with the Reservation of Rights of The Walt Disney Company to Debtors’ Proposed Assumption of Certain Licenses Listed in Exhibit H of the Plan Supplement to the First Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates [Docket No. 319], notwithstanding anything contrary in the Plan, the Plan Supplement or this Order, all rights of the Debtors and The Walt Disney Company and any of its affiliates, including successors, assigns, transferees, subsidiary corporations and related entities (collectively, “TWDC”) with respect to the Executory Contracts and Unexpired Leases listed on Exhibit G and Exhibit H to the Plan Supplement to which TWDC is a counterparty, are expressly preserved pending further order of the Court or written agreement by the parties.

85. Assumption of Contracts and Leases. Except as otherwise provided in the Plan, in this Confirmation Order or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each of the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, pursuant to section 365 of the Bankruptcy Code, unless such contract or lease (a) was assumed or rejected previously by order of the Court; (b) previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to reject filed on or before the Effective Date; or (d) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement, including any amendments thereto before the Effective Date. Such contract and lease assumptions or rejections are hereby approved as of the Effective Date pursuant to sections 365 and 1123(b) of the Bankruptcy Code and all objections, if any, are overruled.

86. Rejection Claims and Rejection Bar Date. All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases that were identified in the Plan Supplement as Executory Contracts or Unexpired Leases to be rejected must be filed with the Bankruptcy Court by the first Business Day that is 30 days after the date of entry of this Order. Any Claim arising from the rejection of an Executory Contract or Unexpired Lease that was identified in the Plan Supplement as an Executory Contract or Unexpired Lease to be rejected that is not filed with the Bankruptcy Court within such time will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates or their property.

87. Operation as of the Effective Date. As of the Effective Date, unless otherwise provided in the Plan or this Confirmation Order, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code.

88. Return of Adequate Assurance Deposit. Upon the Effective Date, the Debtors may release all funds in the adequate assurance deposit account established by the Debtors pursuant to the Order Determining Adequate Assurance of Payment for Future Utility Services [Docket No. 105] (the “Utilities Order”) into any other account(s) of the Debtors, to be used, applied or invested in the ordinary course of business. Any funds held by a third party as an adequate assurance deposits pursuant to the Utilities Order shall be returned to the Debtors on the Effective Date.

89. Discharge of Debtors. Except as provided in the Plan, the Plan Supplement, or this Confirmation Order, pursuant to section 1141(d)(1) of the Bankruptcy Code, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. This Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring; provided, however, that nothing in this Order or the Plan shall effect a release of any direct claim (i.e., a claim that is not brought solely in a derivative capacity in respect of any Debtors and is not an Avoidance Action) (a “Direct Claim”) by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any Direct Claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in this Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any Direct Claim, suit, action or other proceedings against the Released Parties for any liability whatever, including without limitation any Direct Claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any Exculpated Party from any liability to the United States Government or any of its agencies or any state and local authority in respect of a Direct Claim whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties.

90. Releases by the Debtors. As provided for in Article IX.B of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, the Debtor Releases in the Plan are approved.

91. Releases by Holders of Claims and Interests. As provided for in Article IX.C of the Plan, as of the Effective Date, the Non-Debtor Releases in the Plan are approved. Nothing in this Confirmation Order or the Plan shall affect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, as contemplated under Article IX.C of the Plan.

92. Exculpation. The exculpations set forth in Article IX.D of the Plan are hereby approved and authorized.

93. Injunction. From and after the Effective Date, and as contemplated in Article IX.G of the Plan, all Entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or this Confirmation Order.

94. Ownership and Control. The consummation of the Plan shall not, unless the Debtors expressly agree in writing, constitute a change of ownership or change in control, as such terms are used in any statute, regulation, contract or agreement (including, but not limited to, any agreements assumed by the Debtors pursuant to the Plan or otherwise and any agreements related to employment, severance or termination agreements or insurance agreements) in effect on the Effective Date and to which the Debtors are a party.

95. Exemption from Certain Laws. Pursuant to section 1125(e) of the Bankruptcy Code, the Debtors are not liable, on account of their having solicited acceptance or rejection of the Plan and participated in the issuance and distribution of the Plan Securities, for violation of any applicable law, rule or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale or purchase of securities.

96. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, exchange and distribution of any Plan Securities contemplated by the Plan and all agreements incorporated herein, including the Special Warrants and the New Common Stock (whether issued upon the Effective Date, or later, upon the exercise of Special Warrants, or the exchange of Class B Common Stock for Class A Common Stock), shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities to the maximum extent permitted thereunder. In addition, under section 1145 of the Bankruptcy Code, any Plan Securities contemplated by the Plan and any and all agreements incorporated therein, including the Special Warrants and the New Common Stock (whether issued upon the Effective Date, or later, upon the exercise of Special Warrants, or the exchange of Class B Common Stock for Class A Common Stock), will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Article V.K of the Plan, the New Certificate of Incorporation and the relevant agreements governing the Special Warrants; and (d) applicable regulatory approval, including the required FCC Approval.

97. Exemption from Taxation. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and this Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (a) the creation of any mortgage, deed of trust, lien or other security interest; (b) the making or assignment of any lease or sublease; (c) any Restructuring Transaction authorized by Article V.Q of the Plan; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (iii) deeds; (iv) bills of sale; or (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

98. Effectiveness of All Actions. All actions authorized to be taken pursuant to the Plan shall be effective on, prior to or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, members or stockholders of the Debtors or Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members or stockholders.

99. Approval of Consents and Authorization to Take Acts Necessary to Implement Plan. Pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law, and any comparable provision of the business corporation laws of any other state, each of the Debtors and the Reorganized Debtors is hereby authorized and empowered, without further notice to or action, order or approval of the Bankruptcy Court or further action by the respective officers, directors, members or stockholders of the Debtors or the Reorganized Debtors, to take such actions and to perform such acts as may be necessary, desirable or appropriate to comply with, implement or execute the Plan, the documents and agreements included as exhibits to the Plan Supplement, all other documents relating to the Plan, all documents, instruments and agreements related thereto, and all annexes, exhibits and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and empowered to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan, the documents and agreements included as exhibits to the Plan Supplement, all other documents relating to the Plan, all documents, instruments and agreements related thereto and all annexes, exhibits and schedules appended thereto in the name of and on behalf of the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

100. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan, the documents and agreements included as exhibits to the Plan Supplement, all other documents relating to the Plan, all documents, instruments and agreements related thereto and all annexes, exhibits and schedules appended thereto, and any other acts and transactions referred to in or contemplated by the Plan.

101. Each of the Debtors and the Reorganized Debtors is hereby authorized and empowered, without further notice to or action, order or approval of the Bankruptcy Court or further action by the respective officers, directors, members or stockholders of the Debtors or the Reorganized Debtors, except as set forth in the Plan, to remove, elect or appoint, as the case may be, directors and officers of the Debtors or the Reorganized Debtors.

102. FCC Approval. Notwithstanding any other provision in the Plan or this Confirmation Order, the Reorganized Debtors shall comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the FCC. No transfer of control to the Reorganized Debtors of any federal license issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority over the transfer of control to the Reorganized Debtors, including, but not limited to, imposing any regulatory conditions on such transfer, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority to the extent provided by law.

103. Plan and Confirmation Order Mutually Dependent. The provisions of this Confirmation Order and the provisions of the Plan are hereby deemed nonseverable and mutually dependent.

104. Confirmation Order Supersedes. It is hereby ordered that this Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order.

105. Notice of Entry of Confirmation Order and Occurrence of the Effective Date. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), the Reorganized Debtors shall file and serve notice of entry of this Confirmation Order and occurrence of the Effective Date in substantially the form annexed hereto as Exhibit 3 (the “Notice of Confirmation and Effective Date”) on all Holders of Claims and Interests, the U.S. Trustee, counsel to the Senior Agent, counsel to the Committee and other parties in interest by first-class mail, postage prepaid, within three Business Days after the Effective Date. The Notice of Confirmation and Effective Date shall also be published in The Wall Street Journal (national edition) and the USA Today and posted electronically at www.kccllc.net/citadel. Such notice is adequate under the particular circumstances and no other or further notice is necessary. The form of Notice of Confirmation and Effective Date, substantially in the form annexed hereto as Exhibit 3, is approved.

106. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

107. Recording. The Debtors and the Reorganized Debtors are hereby authorized to deliver a notice or short form of this Confirmation Order, with the Plan annexed, to any state or local recording officer, and such officer must accept for filing such documents or instruments without charging any stamp tax, recording tax, personal property transfer tax, mortgage or other similar tax. Such notice (a) shall have the effect of an Order of this Court, (b) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers and (c) shall be a reasonable instrument notwithstanding any contrary provision of non-bankruptcy law. The Bankruptcy Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

108. Conflicts Between Confirmation Order and Plan. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

109. Final Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

110. Effectiveness of Order. This Confirmation Order is and shall be deemed to be a separate order with respect to each Debtor for all purposes.

111. Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and subject to applicable law, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction over those matters set forth in Article XII of the Plan.

Dated:	May 19, 2010
New York, New York
/s/ Burton R. Lifland
UNITED STATES BANKRUPTCY JUDGE

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